GEOCHEM EXPLORATION, LLC
PO Box 356 Casper, Wyoming 82602

LETTER OF INTENT

THIS LETTER OF INTENT, hereinafter referred to as the “LOI”, is entered into, dated and made effective this 13th day of November, 2007.

BETWEEN:    AMERIWEST ENERGY CORP., (a Nevada Corporation) <>

(“AMERIWEST”)

AND:               GEOCHEM EXPLORATION, LLC (a Wyoming limited liability company) having an address at PO Box 356, Casper, Wyoming 82602

(“Geochem”)

WHEREAS Geochem holds a 100% Working Interest in and to the Skull Valley Properties (the “Interest” or the “Assets”), as more particularly described in Schedule “A” attached hereto;

AND WHEREAS AMERIWEST wishes to acquire, and Geochem wishes to sell to AMERIWEST, a 100% working interest and an 80% Net Royalty Interest (the ”NRI”) in and to the Assets in exchange for the payment to Geochem of a total of US$400,000.00, due and payable as set forth below.

AND WHEREAS the parties wish to enter into this letter of intent (the “LOI”) that sets forth the material terms of agreement and payment structure.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the parties hereto agree as follows:

1.

Upon execution of this LOI, AMERIWEST will pay Geochem the sum of US$100,000.00. Said payment will be fully earned and non-refundable as of the execution of this LOI, but applicable to the purchase price to be paid by AMERIWEST for the Assets.

2.

AMERIWEST will have until December 15, 2007 to conduct its due diligence as to the condition of and title to the Assets and the prospect in general. The parties hereto agree that they will negotiate in good faith towards ensuring that the parties hereto enter into, on or before December 15th , 2007, a definitive agreement (the “Definitive Agreement”) containing substantially the same terms and provisions as this LOI. Upon execution of the Definitive Agreement, AMERIWEST will pay Geochem the sum of US$100,000.00. Said payment will be fully earned and non-refundable as of the execution of the Definitive Agreement, but applicable to the purchase price to be paid by AMERIWEST for the Assets.

3.	The Definitive Agreement shall provide for the following terms:

          a.           the payment by AMERIWEST to Geochem for the remaining purchase price, being the amount of US$200,000.00 (the “Payment”), is to be paid on or before February 1, 2008;

          b.           the Closing date of the Definitive Agreement will occur on or before February 1, 2008, prior to which AMERIWEST may conduct additional due diligence as to the condition of and title to the Assets and the prospect in general;

          c.           the conveyance at Closing by Geochem of the Assets, subject to the re-conveyance provisions set forth below;

          d.           an obligation on the part of AMERIWEST to spud, drill and complete a well in the currently permitted area on or before June 1, 2008 (the “Drilling Obligation”), subject to the condition set forth below and the right of AMERIWEST to pay Geochem for one or more Extension Periods as set forth below;

          e.           in the event the parties are unable to locate a drilling rig to attend the property pursuant to the timing set out herein, the parties agree that an extension will be granted for any such reasonable period as may be required, using diligent efforts, to locate and deliver the rig to the property and that upon delivery of the rig, the well be promptly drilled, logged and completed in accordance with the Drilling Obligation.

          f.           the right of AMERIWEST to extend the deadline for completion of the Drilling Obligation by paying Geochem one or more extension fees each in the amount of US$200,000.00 for each extension period, each of a 3 month length, but in no case shall the Drilling Obligation deadline extend beyond December 31, 2008;

          g.           the execution of documents at Closing by AMERIWEST sufficient to re-convey the Assets to Geochem to secure performance of the Drilling Obligation, with said original re-conveyance documents to be held in escrow by Geochem and to be released to AMERIWEST upon its satisfying its Drilling Obligation or if the Drilling Obligation is not satisfied by December 31, 2008, then to be delivered to Geochem;

          h.           all costs associated with maintenance of the Assets and with the drilling and completion of the well after Closing shall be borne by AMERIWEST, the estimated cost of the test well is described in Schedule “B” attached hereto;

          i.           all documents necessary to transfer all right, title and interest in and to the Assets will be executed at the time of Closing and all right, title and interest in and to the Assets will be transferred to AMERIWEST upon Closing, subject to the provisions set forth above;

          j.           Geochem will make reasonable and customary representations and warranties as to title to the Assets;

          k.           Closing shall be conditioned upon (i) Geochem shall operate its business only in the ordinary course and will not sell, distribute, license or encumber any of the Assets; (ii) the receipt of any certificates, legal, tax or other opinions and/or documents related to the Assets, including a legal opinion of local Wyoming counsel employed by AMERIWEST that the transfer contemplated by the Definitive Agreement of the Assets is binding under applicable Wyoming and US federal laws, as AMERIWEST may reasonably request, including documents relating to any tests or geological work performed or studies or reports completed, provided these are not subject to non-disclosure covenants by Geochem in connection with any third-party agreements; (iii) the receipt of all consents, approvals, authorizations and orders required of or for the completion of any document required hereunder; (iv) with respect to the Assets, the existence of no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction or incurred in the ordinary course of business; and (v) the presence, at Closing, of sufficient funds from AMERIWEST to submit any bond funds required to transfer title to the Assets to AMERIWEST together with whatever consents of the Other Royalty Holders may be required to complete the legal opinions referred to herein;

4.           AMERIWEST will, in the Definitive Agreement, represent and warrant to Geochem that:

(a)	it is validly incorporated and is in good standing with all regulatory agencies;

(b)

there are no legal actions against AMERIWEST or its directors or officers and the company knows of no intended legal actions against the company and is not engaged in any legal actions against other parties;

(c)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction concerning AMERIWEST; and

(d)

there are no legal actions against the company or directors, officers and/or shareholders of the company nor does AMERIWEST know of any intended legal actions against it or any of its directors and AMERIWEST is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities.

5.           Geochem will, in the Definitive Agreement, represent and warrant to AMERIWEST that:

(a)	it is a Wyoming limited liability company and is in good standing with all regulatory agencies;

(b)	there are no legal actions against the Assets or against the company or directors of the company nor does Geochem know of any intended legal actions, including government actions for environmental or royalty / tax liabilities, against it or any of its directors and Geochem is not engaged in any legal actions against other parties, and is current in all filings with tax and regulatory authorities;

(c)	its business and financial condition remain materially unchanged from any due diligence or financial statement documentation provided to AMERIWEST prior to Closing;

(d)

it owns 100% beneficial right, title and interest in and to the Assets which will be more particularly disclosed in a schedule to the Definitive Agreement, subject to any liens, charges, securitizations, UCC filings or debts disclosed in to AMERIWEST prior to Closing;

(e)

there have been no other issuances of shares of its capital stock, or instruments exercisable for, convertible into or otherwise entitling the holder to acquire shares of its capital stock, other than in connection with the Closing or financing of the transactions to be contemplated in the Definitive Agreement (and then only on the terms contemplated by the Definitive Agreement);

(f)	there are no outstanding mergers, acquisitions, financial commitments, obligations, liabilities, etc. other than those contemplated in this transaction.

6.           The Definitive Agreement shall provide that each and every obligation of AMERIWEST to be performed hereunder shall be subject to the satisfaction prior thereto of the following conditions:

a)

the representations and warranties made by Geochem in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

b)	Geochem shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing; and

c)

as of Closing there shall not have occurred any material adverse change to Geochem or to the Assets, financially or otherwise, which materially impairs the ability of AMERIWEST to conduct its business;

7.           The Definitive Agreement shall provide that each and every obligation of Geochem to be performed on Closing shall be subject to the satisfaction prior thereto of the following conditions:

(a)

the representations and warranties made by AMERIWEST in this LOI and the Definitive Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date;

(b)	AMERIWEST shall have performed and complied with all obligations and covenants required by the Definitive Agreement to be performed or complied with by it prior to or at Closing; and

(c)	as of Closing there shall not have occurred any material adverse change to AMERIWEST, financially or otherwise, which materially impairs the ability to conduct its business.

8.           Neither AMERIWEST, on the one hand, nor Geochem on the other, will make any disclosure or public announcements of the proposed transactions, the Definitive Agreement or the terms thereof without the prior knowledge of the other, which shall not be unreasonably withheld.

9.           Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will and may disclose business information and information about the proposed transaction in the course of securing financings for AMERIWEST and Geochem and that both parties and their representatives may be required to disclose that information under applicable regulatory requirements, if any.

10.          The parties hereby agree that neither will solicit any third party for the licensing, lease, transfer or sale of any or all their respective Assets, or solicit opportunities for either party to enter into any discussions with any third party for the licensing, lease, transfer or sale of any or all of its respective Assets, for the term of the Definitive Agreement. This section shall not be read to prohibit the parties from conducting such discussions which are in the ordinary course of business but is intended to be read as protecting each of the parties from the other entering into negotiations which would conflict with the transactions contemplated by this LOI and by the Definitive Agreement.

11.         This LOI shall be construed in accordance with, and governed by, the laws of the State of Wyoming, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Wyoming, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder and regardless of whether or not any business, transaction of business or other connection to the State of Wyoming is absent.

12.         This LOI sets forth the entire understanding of the parties with respect to the subject matter hereof and may be modified only by a written document signed by all parties. The Definitive Agreement will also provide that it can be modified only by a written document signed by all parties.

13.         The parties shall, upon Closing, prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

14.         If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

15.         All references to currency in this LOI are references to the lawful currency of the United States of America.

16.         AMERIWEST, and its successors, assigns or affiliates may, at any time upon prior consent of Geochem, which consent shall not be unreasonably withheld, at their sole discretion, assign any or all of their interest in and to the Definitive Agreement and the Definitive Agreement shall contain such a term, subject to said successors and assigns assuming all the obligations set forth under this LOI or the Definitive Agreement. The purpose of this paragraph is to permit AMERIWEST to engage in a going public, financing or similar transaction.

DATED EFFECTIVE THIS 13th DAY OF ______________________, 2007

_________________________________
AMERIWEST ENERGY CORP.

The above terms are hereby read, understood, acknowledged and accepted effective the _________day of______________, 2007.

____________________________
GEOCHEM EXPLORATION, LLC